EXHIBIT 99.1

Apyx Medical Corporation Announces Peer-Reviewed Clinical Publication
Evaluating the Safety of Renuvion® Following Liposuction in Multiple Areas of the Body
Analysis of data from 483 patients with a total of 1,184 body areas treated found the use of Renuvion for subcutaneous soft tissue contraction following liposuction demonstrated no new or increased risks for any area of the body, compared to the use of liposuction alone

CLEARWATER, FL — January 22, 2024 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today announced the publication of a peer-reviewed article in the Aesthetic Surgery Journal Open Forum, which evaluated the use of Renuvion for contracting subcutaneous soft tissue following liposuction in multiple areas of the body.

“We are excited to see the publication of this real-world 483-patient analysis, demonstrating Renuvion’s impressive safety when used after liposuction, which is now the most commonly performed cosmetic procedure in the world.,” said Charlie Goodwin, President and Chief Executive Officer of Apyx Medical. “In 2023, data from this analysis was used to secure FDA 510(k) clearance for the use of our Renuvion APR Handpiece with an indication ‘for coagulation of subcutaneous soft tissues following liposuction for aesthetic body contouring.’ We are pleased the results of this analysis are now available to the public, further strengthening the large portfolio of published clinical evidence supporting the use of our Renuvion technology.”

The publication’s authors, Shridharani, MD, FACS et al., conducted an analysis of 6 published retrospective studies, evaluating real-world data from 483 patients who were treated with Renuvion for the contraction of the subcutaneous soft tissue following liposuction on a total of 1,184 areas of the body, including the abdomen, arms, back, buttocks, breast/axilla, face, hips/flanks, legs and neck. Their objective was to examine the practice of using Renuvion post-liposuction for contracting subcutaneous soft tissue in these body areas and evaluate whether its use posed any new or additional risks, compared to the use of liposuction alone. Their analysis evaluated adverse event rates for procedures performed with Renuvion on each part of the body, comparing them to adverse event rates for the use of liposuction alone sourced from a published systematic review of liposuction safety studies.

Based on this analysis, the authors found that the use of Renuvion following liposuction for any particular area of the body demonstrated no new or increased risks, compared to published data for patients having liposuction performed alone. Additionally, they concluded that the risks associated with the use of Renuvion for subcutaneous soft tissue contraction following liposuction do not differ significantly by body area. The authors noted that there are currently no alternative therapies to Renuvion cleared by the U.S. Food and Drug Administration (“FDA”) which can claim use following liposuction for the purpose of contracting the subcutaneous soft tissue.

A digital version of the clinical publication is available via the following link: https://doi.org/10.1093/asjof/ojad112

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® and J-Plasma® offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the March 2022 FDA Safety Communication on our business and operations; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

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